Exhibit 99.1
Pinnacle Airlines releases July Traffic
Memphis Tenn. (August 7, 2006) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released passenger and traffic levels for July 2006.
During July, Pinnacle transported 810,840 Customers, 5.4% more than the same period last year. Passenger Load Factor was 78.7%, an increase of 0.5 points over July 2005 levels. During the month, Pinnacle flew 484.2 million Available Seat Miles (“ASMs”), an 8.7% reduction when compared to the same period last year. Pinnacle flew 381.3 million Revenue Passenger Miles (“RPMs”), 8.1% fewer than July 2005.
Pinnacle operated 35,503 block hours in July, 10.3% less than the same period last year. Cycles decreased 2.4% to 21,747. In July 2006, Pinnacle operated 124 regional jets, 10.8% less than the 139 in our fleet during July 2005. Additionally, the average length of a Pinnacle flight was reduced from 522 to 468 statute miles. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
July 2006 Traffic

	2006	2005	Change
Passengers	810,840	769,638	5.4%
Load Factor	78.7%	78.2%	0.5pts
ASMs (000)	484,230	530,649	(8.7)%
RPMs (000)	381,270	414,862	(8.1)%
Cycles	21,747	22,293	(2.4)%
Block Hours	35,503	39,581	(10.3)%
Year-To-Date 2006 Traffic

	2006	2005	Change
Passengers	5,165,502	4,549,173	13.5%
Load Factor	77.1%	70.3%	6.8 pts
ASMs (000)	3,197,437	3,301,630	(3.2)%
RPMs (000)	2,464,087	2,319,414	6.2%
Cycles	146,065	143,387	1.9%
Block Hours	241,571	250,025	(3.4)%
Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of 124 Canadair 44 and 50-seat regional jets from Northwest hubs at Detroit, Memphis and Minneapolis — St. Paul, and a focus city at Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,570 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
# # #